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                                                                   Exhibit 99(a)


                                                   CLEVELAND-CLIFFS INC
[LOGO NEWS RELEASE]                                1100 Superior Avenue
                                                   Cleveland, Ohio 44114-2589




                     CLEVELAND-CLIFFS REPORTS 1999 EARNINGS



        Cleveland, OH - January 20, 2000 - Cleveland-Cliffs Inc (NYSE:CLF) today reported 1999 earnings of $4.8 million, or $.43 per diluted share. Earnings in 1998 were $57.4 million, or $5.06 per diluted share. Fourth quarter 1999 earnings were $5.0 million, or $.45 per diluted share, which compared with $19.9 million, or $1.76 per diluted share, in the fourth quarter of 1998.


         Cliffs' Chairman and Chief Executive Officer, John S. Brinzo, said, "The decrease in full year earnings was primarily due to production curtailments undertaken in the second half of the year to balance production with the significantly lower sales volume in 1999, and a decrease in the price realization on 1999 sales. Fourth quarter earnings were down mainly due to a lower price realization in 1999. Iron ore pellet inventories, which peaked at
5.3 million tons prior to labor contract settlements at the end of July, were reduced to 1.4 million tons at year-end, a .2 million ton decrease from the beginning of 1999. While actions taken to control inventory in 1999 were very difficult, the Company is now well positioned for 2000."


        Cliffs' iron ore pellet sales were 8.9 million tons in 1999 versus 12.1 million tons in 1998. As previously disclosed, the reduction in sales was largely attributable to blast furnace outages at Rouge Industries and Weirton Steel. Fourth quarter 1999 sales were 3.9 million tons versus 3.1 million tons in 1998. The average price realization on full year 1999 sales was 8 percent below the 1998 realization primarily due to the decrease in the international pellet price that is an escalator or de-escalator in many of Cliffs' multi-year sales contracts. The lower realization in the fourth quarter reflects the decline of the international price and the mix of sales under various contracts.


         Administrative expenses were lower in both reporting periods, including the effect of lower management incentive compensation expense, cost reduction initiatives, and a 10 percent reduction of corporate staff in the first quarter of 1999. Interest expense increased in the quarter and for the full year since interest was being capitalized in 1998 and early in 1999 during construction of the hot-briquetted iron (HBI) plant in Trinidad and Tobago.

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IRON ORE
--------

        Iron ore pellet production at Cliffs-managed mines was 36.2 million tons in 1999 versus 40.3 million tons in 1998. Fourth quarter production was 9.3 million tons, down from 10.1 million tons in 1998. Following is a summary of 1999 and 1998 production tonnage by mine for the fourth quarter and full year:

                                                          (Tons in Millions)
                                -----------------------------------------------------------------------
                                         Fourth Quarter                             Year
                                ----------------------------------    ---------------------------------
                                    1999               1998                1999               1998
                                --------------    ----------------    ---------------     -------------
Empire                                1.7               2.0                 7.1                 8.1
Hibbing                               2.0               1.9                 6.8                 7.8
LTV Steel Mining                      1.7               1.6                 7.0                 7.1
Northshore                             .9               1.2                 3.9                 4.4
Tilden                                1.6               1.9                 6.2                 6.9
Wabush                                1.4               1.5                 5.2                 6.0
                                --------------    ----------------    ---------------     -------------

                    Total             9.3              10.1                36.2                40.3
                                ==============    ================    ===============     =============


        Although certain of Cliffs' steel company partners reduced production for their accounts, the lower output in 1999 was primarily due to curtailments for Cliffs' account. The production curtailments largely occurred in the third quarter, but production did not resume at the Empire and Tilden Mines in Michigan until the middle of October, and the Company's wholly-owned Northshore Mine in Minnesota kept its smallest pelletizing furnace out of service until the middle of December.



FERROUS METALLICS
-----------------

         The pre-tax costs of ferrous metallics activities, which include the equity loss in Cliffs and Associates Limited, our joint venture in Trinidad and Tobago, were $3.5 million for the fourth quarter and $11.7 million for the full year. Comparable costs in 1998 were $1.4 million in the fourth quarter and $5.1 million for the full year.


OUTLOOK
-------

        Commenting on the business outlook, Brinzo said, "We took aggressive actions in 1999 to position Cliffs for 2000, and expect margins on pellet sales will improve in 2000 due to higher production volume and continued unit cost reduction. While improvements in global steel markets are likely to cause a modest increase in the international pellet price in 2000, the average price realization on Cliffs' sales is projected to be about the same as 1999, reflecting the mix of multi-year contracts. We expect year 2000 results will include a recovery from our business interruption insurance claim related to the loss of sales to Rouge Industries in 1999. Cliffs lost over one million tons of sales as a result of an explosion at the power plant which supplies Rouge."


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         Cliffs and its steel company partners have made their initial pellet production nominations for 2000. While the nominations are subject to change, the six North American mines managed by Cliffs are currently scheduled to operate at capacity levels and produce a record 42 million tons of pellets.


         Cliffs' iron ore pellet sales in 2000 are expected to exceed eleven million tons, with the projected increase from 1999 sales largely due to an expected recovery of sales volume to Rouge Industries and Weirton Steel. Brinzo said, "We are working hard to contract additional sales so that the Company's
11.8 million ton production capacity can be fully utilized. In 1999, we successfully negotiated multi-year extensions to sales agreements with three steel customers representing about 30 percent of our sales capacity."


         Thomas J. O'Neil, Cliffs' President and Chief Operating Officer, said, "Prior to initiating production curtailments in the second half of 1999, our mines were having an excellent operating year. Comprehensive cost reduction plans initiated in 1998 were yielding encouraging results with operating costs below 1998 cost levels. We regained momentum on our cost reduction progress late in the fourth quarter of 1999 and are aggressively pursuing additional cost reduction objectives as we begin 2000. In the year ahead, we expect our actions to reduce costs and improve quality will increase the competitive status of our mines."


         Brinzo said, "We continue to address start-up challenges at our Cliffs and Associates Limited HBI plant in Trinidad and Tobago. The plant has produced sufficient reduced iron to demonstrate that the Circored(R) process technology will yield a product that meets the quality specifications that were expected, including high metalization rates. However, the start-up and commissioning of the plant has been difficult, and we have not been able to achieve sustained levels of briquette production. While we are confident that we will succeed, we expect the extended start-up curve to delay the date when we introduce CIRCAL(TM) briquettes into the market. "


         Commenting further, Brinzo said, "We are actively pursuing our strategy that is focused on improving the competitiveness of our existing operations, expanding our iron ore pellet business, and developing a significant ferrous metallics business. We are dedicated to building a company that delivers enhanced shareholder value over the long-term."



                                     * * * *


         Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries



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of the Company manage six iron ore mines in North America and hold equity interests in five of the mines. Cliffs has a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is beginning production of hot briquetted iron at a joint venture plant in Trinidad and Tobago.

         This news release contains forward-looking statements regarding financial performance, pricing, sales volume, and operating levels, which could differ significantly from current expectations due to inherent risks such as lower demand for steel, iron ore, and ferrous metallics products, higher steel imports, processing difficulties, or other factors. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. For further discussion of factors that could cause actual results to differ materially from those reflected in the forward looking statements, see the Company's Annual Report and reports on 10K and 10Q.



Contacts
--------


Media:  David L. Gardner, (216) 694-5407

Financial Community: Fred B. Rice, (800) 214-0739 or (216) 694-5459

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial (800)
778-3888.

News releases and other information on the Company are available on the Internet at http://www.cleveland-cliffs.com



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

                              CLEVELAND-CLIFFS INC

                      STATEMENT OF CONSOLIDATED INCOME

                                                                 Fourth Quarter               Year
                                                            ---------------------   ---------------------
(In Millions Except Per Share Amounts)                         1999        1998         1999         1998
--------------------------------------                      ---------   ---------   ---------    --------
REVENUES
  Product sales and services                                $   129.0   $   115.6   $   305.7    $   444.1
  Royalties and management fees                                  15.5        12.9        48.5         49.7
                                                            ---------   ---------    --------    ---------
       Total Operating Revenues                                 144.5       128.5       354.2        493.8
  Interest income                                                  .9         1.7         3.3          5.4
  Other income                                                    1.3         1.4         3.9          4.7
                                                            ---------   ---------    --------    ---------
                        TOTAL REVENUES                          146.7       131.6       361.4        503.9

COSTS AND EXPENSES
  Cost of goods sold and operating expenses                     128.0        99.2       319.0        398.0
  Administrative, selling and general expenses                    4.9         5.7        16.1         18.7
  Equity loss in Cliffs and Associates Limited                    3.3          .7         9.1          2.3
  Interest expense                                                1.3                     3.7           .4
  Other expenses                                                  2.3         4.9         8.8         12.7
                                                            ---------   ---------    --------    ---------
             TOTAL COSTS AND EXPENSES                           139.8       110.5       356.7        432.1
                                                            ---------   ---------    --------    ---------

INCOME BEFORE INCOME TAXES                                        6.9        21.1         4.7         71.8

INCOME TAXES (CREDIT)                                             1.9         1.2         (.1)        14.4
                                                            ---------   ---------    --------    ---------
NET INCOME                                                  $     5.0   $    19.9   $     4.8    $    57.4
                                                            =========   =========    ========    =========

NET INCOME PER COMMON SHARE
  Basic                                                     $     .45  $     1.77  $      .43    $    5.10
  Diluted                                                   $     .45  $     1.76  $      .43    $    5.06

AVERAGE NUMBER OF SHARES
  Basic                                                          10.8        11.1        11.1         11.2
  Diluted                                                        10.9        11.3        11.1         11.3





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


                                CLEVELAND-CLIFFS INC

                      STATEMENT OF CONSOLIDATED CASH FLOWS

                                                                 Fourth Quarter                     Year
                                                           ----------------------         ----------------------
(In Millions, Brackets Indicate Decrease in Cash)            1999            1998            1999           1998
-------------------------------------------------          ---------       -------        ---------       ------

OPERATING ACTIVITIES
  Net income                                               $   5.0         $  19.9         $   4.8         $  57.4
  Depreciation and amortization:
     Consolidated                                              3.1             1.4            10.3             7.8
     Share of associated companies                             2.9             3.1            12.0            12.5
  Equity loss in Cliffs and Associates Limited                 3.3              .7             9.1             2.3
  Provision for deferred income taxes                           .9            (2.5)            (.2)            3.1
  Tax credit                                                                  (3.5)                           (3.5)
  Other                                                        3.8            (1.2)             .1            (4.5)
                                                           -------         -------         -------          -------
     Total before changes in operating assets and
       liabilities                                            19.0            17.9            36.1            75.1
  Changes in operating assets and liabilities                 40.4            14.6           (31.3)           17.0
                                                           -------         -------         -------          -------
       Net cash from operating activities                     59.4            32.5             4.8            92.1

INVESTING ACTIVITIES
  Purchase of property, plant and equipment:
     Consolidated                                             (3.5)           (5.7)          (15.7)          (24.5)
     Share of associated companies                            (1.4)             .9            (5.4)           (7.2)
  Investment and advances to Cliffs and
     Associates Limited                                       (3.9)           (8.9)          (12.5)          (19.7)
  Other                                                                         .2                             1.5
                                                           -------         -------         -------          -------
       Net cash (used by) investing activities                (8.8)          (13.5)          (33.6)          (49.9)

FINANCING ACTIVITIES
  Dividends                                                   (4.1)           (4.2)          (16.7)          (16.3)
  Repurchases of Common Shares                               (12.0)                          (17.2)          (11.5)
                                                           -------         -------         -------          -------
       Net cash (used by) financing activities               (16.1)           (4.2)          (33.9)          (27.8)
                                                           -------         -------         -------          -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                              $  34.5         $  14.8         $ (62.7)        $  14.4
                                                           =======        ========         =======         ========



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


                                 CLEVELAND-CLIFFS INC

                    STATEMENT OF CONSOLIDATED FINANCIAL POSITION

                                                                    (In Millions)
                                                      ----------------------------------------
                                                       Dec. 31         Sept. 30        Dec. 31
                                                        1999            1999           1998
                                                      ---------       ----------     ---------
                     ASSETS
                     ------

CURRENT ASSETS
   Cash and cash equivalents                          $   67.6        $   33.1        $  130.3
   Accounts receivable - net                              81.5            47.0            58.8
   Inventories                                            52.6           126.6            59.6
   Other                                                  14.3            16.4            11.2
                                                      --------        --------        --------
                       TOTAL CURRENT ASSETS              216.0           223.1           259.9

PROPERTIES - NET                                         153.9           154.1           150.0

INVESTMENTS IN ASSOCIATED COMPANIES                      233.4           229.2           235.4

OTHER ASSETS                                              75.3            82.2            78.2
                                                      --------        --------        --------

                                TOTAL ASSETS          $  678.6        $  688.6        $  723.5
                                                      ========        ========        ========

      LIABILITIES AND SHAREHOLDERS' EQUITY
      ------------------------------------
CURRENT LIABILITIES                                   $   79.5        $   77.1        $   89.2

LONG-TERM DEBT                                            70.0            70.0            70.0

POSTEMPLOYMENT BENEFIT LIABILITIES                        68.1            65.7            70.5

OTHER LIABILITIES                                         53.7            57.1            56.2

SHAREHOLDERS' EQUITY                                     407.3           418.7           437.6
                                                      --------        --------        --------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $  678.6        $  688.6        $  723.5
                                                      ========        ========        ========
----------------------------------------------------------------------------------------------

UNAUDITED FINANCIAL STATEMENTS

    In management's opinion, the unaudited financial statements present fairly the Company's financial position and results. All supplementary information required by generally accepted accounting principles for complete financial statements has not been included. For further information, please refer to the Company's latest Annual Report.


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